Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Isabella Bank Corporation pertaining to the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan of our integrated audit report dated March 6, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Isabella Bank Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ REHMANN ROBSON, P.C.

Saginaw, Michigan

May 31, 2012